Exhibit 99.1
News Release

Novelis Reports Second Quarter of Fiscal 2020 Results
Excellent operational performance delivers record second quarter shipments and strong financials

Second Quarter Fiscal Year 2020 Highlights

•	Net income attributable to common shareholder of $123 million, up 6% YoY; excluding special items, net income of $160 million, up 31% YoY

•	Adjusted EBITDA of $374 million, up 5% YoY

•	Net sales of $2.9 billion, down 9% YoY

•	Shipments of 835 kilotonnes, up 3% YoY

•	Improved net leverage ratio to 2.4x

ATLANTA, November 6, 2019 – Novelis Inc., the world leader in aluminum rolling and recycling, today reported net income attributable to its common shareholder of $123 million for the second quarter of fiscal year 2020, compared to $116 million in the prior year period. Excluding tax-effected special items, such as $32 million for restructuring actions in the current period, the company reported net income of $160 million in the second quarter of fiscal 2020, compared to $122 million in the prior year period. This 31 percent increase is primarily due to higher Adjusted EBITDA and a lower effective tax rate.
Adjusted EBITDA increased five percent over the prior year period to $374 million in the second quarter of fiscal 2020, primarily driven by higher shipments as well as favorable price and product mix, partially offset by less favorable recycling benefits due to lower aluminum prices. Adjusted EBITDA per ton reached $448 in the quarter, as compared to $440 in the prior year period.
Net sales decreased nine percent from the prior year period to $2.9 billion for the second quarter of fiscal 2020, driven by lower average LME aluminum prices and local market premiums, partially offset by higher total shipments. Strong overall operational performance and solid demand for lightweight, sustainable aluminum products led to a three percent increase in flat rolled product shipments to 835 kilotonnes.
"Our outstanding operational performance resulted in record second quarter shipments and strong financials, while we continue to make excellent progress on our strategic growth initiatives,” said Steve Fisher, President and CEO, Novelis Inc. “Our customers continue to enhance their sustainability initiatives through more sustainable packaging, automotive closed-loop recycling systems, and adopting more recycled content into their products. I believe we are making the right investments, such as the recent announcement to increase recycling capacity at our Greensboro, Georgia facility, to support our customers and deliver on our purpose of shaping a sustainable world together."
The company reported $112 million of free cash flow for the second quarter of fiscal 2020. On a year-to-date basis, fiscal 2020 free cash flow of $18 million includes a significant increase in capital expenditures year-over-year to $300 million mainly to support strategic investments in incremental rolling, recycling and automotive finishing capacity. Free cash flow before capital expenditures improved 46 percent over the prior year to $318 million, driven primarily by higher Adjusted EBITDA and a lower use of working capital year-to-date. Each of the three previously announced significant capacity expansion projects underway in the U.S., China and Brazil continue to progress on time and on budget.

(in $ millions, non-GAAP measures)	Three Months Ended September 30,		Six Months Ended September 30,
	2019	2018	2019	2018
Free cash flow	$112	$108	$18	$104
Capital expenditures	138	60	300	114
Free cash flow before capital expenditures	$250	$168	$318	$218

"Strong financial performance allowed us to further improve our net leverage ratio during the quarter, despite a significant increase in strategic capital investments to meet growing demand for sustainable aluminum solutions,” said Devinder Ahuja, Senior Vice President and Chief Financial Officer, Novelis Inc.
As of September 30, 2019, the company reported a strong total liquidity position of $1.8 billion, and reduced its net leverage ratio to 2.4x as compared to 2.8x in the prior year period.

Aleris Acquisition
On July 26, 2018, Novelis announced it signed a definitive agreement to acquire Aleris Corporation. Having received conditional approval in the European Union, as well as a clear path forward for approval in the U.S., Novelis continues to work closely with the Chinese State Administration for Market Regulation to receive its approval. The company expects to close the transaction by January 21, 2020, the outside date under the merger agreement.

Second Quarter of Fiscal Year 2020 Earnings Conference Call
Novelis will discuss its second quarter of fiscal year 2020 results via a live webcast and conference call for investors at 7:30 a.m. ET on Wednesday, November 6, 2019. To view slides and listen only, visit the web at https://cc.callinfo.com/r/z3xmd1ss8840&eom. To join by telephone, dial toll-free in North America at 877 256 3669, India toll-free at 1800 266 0834 or the international toll line at +1 415 226 5361. Presentation materials and access information may also be found at novelis.com/investors.

About Novelis
Novelis Inc. is driven by its purpose to shape a sustainable world together. As a global leader in innovative products and services and the world's largest recycler of aluminum, we partner with customers in the automotive, beverage can and specialties industries to deliver solutions that maximize the benefits of lightweight aluminum throughout North America, Europe, Asia and South America. The company is headquartered in Atlanta, Georgia, operates 23 facilities in nine countries, has approximately 11,000 employees and recorded $12.3 billion in revenue for its 2019 fiscal year. Novelis is a subsidiary of Hindalco Industries Limited, an industry leader in aluminum and copper, and the metals flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India. For more information, visit novelis.com.

Non-GAAP Financial Measures
This news release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. We believe these measures are helpful to investors in measuring our financial performance and liquidity and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available in the presentation slides filed as Exhibit 99.2 to our Current Report on Form 8-K furnished to the SEC concurrently with the issuance of this press release. In addition, the Form 8-K includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Attached to this news release are tables showing the Condensed Consolidated Statements of Operations, Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Cash Flows, Reconciliation to Adjusted EBITDA, Free Cash Flow, Liquidity, Net Income excluding Special Items, and Segment Information.

Forward-Looking Statements
Statements made in this news release which describe Novelis' intentions, expectations, beliefs or predictions may be forward-looking statements within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by, or including the words "believes," "expects," "anticipates," "plans," "estimates," "projects," "forecasts," or similar expressions. Examples of forward looking statements in this news release are statements about our expectation that demand for aluminum will continue to grow and support our investments in capacity expansion. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and Novelis' actual results could differ materially from those expressed or implied in such statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: changes in the prices and availability of aluminum (or premiums associated with such prices) or other materials and raw materials we use; the capacity and effectiveness of our hedging activities; relationships with, and financial and operating conditions of, our customers, suppliers and other stakeholders; fluctuations in the supply of, and prices for, energy in the areas in which we maintain production facilities; our ability to access financing including in connection with potential acquisitions and investments; risks relating to, and our ability to consummate, pending and future acquisitions, investments or divestitures, including the proposed acquisition of Aleris Corporation; changes in the relative values of various currencies and the effectiveness of our currency hedging activities; factors affecting our operations, such as litigation, environmental remediation and clean-up costs, breakdown of equipment and other events; economic, regulatory and political factors within the countries in which we operate or sell our products, including changes in duties or tariffs; competition from other aluminum rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials; changes in general economic conditions including deterioration in the global economy; changes in government regulations, particularly those affecting taxes, derivative instruments, environmental, health or safety compliance; changes in interest rates that have the effect of increasing the amounts we pay under our credit facilities and other financing agreements; and our ability to generate cash. The above list of factors is not exhaustive. Other important risk factors are included under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2019.

Media Contact:	Investor Contact:
Matthew Bianco	Megan Cochard
+1 404 760 4159	+1 404 760 4170
matthew.bianco@novelis.adityabirla.com	megan.cochard@novelis.adityabirla.com

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in millions)

	Three Months Ended September 30,		Six Months Ended September 30,
	2019	2018	2019	2018
Net sales	$2,851	$3,136	$5,776	$6,233
Cost of goods sold (exclusive of depreciation and amortization)	2,348	2,657	4,762	5,248
Selling, general and administrative expenses	122	127	249	244
Depreciation and amortization	88	86	176	172
Interest expense and amortization of debt issuance costs	61	68	126	134
Research and development expenses	18	17	37	32
Restructuring and impairment, net	32	—	33	1
Equity in net (income) loss of non-consolidated affiliates	—	(1)	—	(1)
Other (income) expenses, net	2	(6)	6	23
Business acquisition and other integration related costs	12	8	29	10
	$2,683	$2,956	$5,418	$5,863
Income before income taxes	168	180	358	370
Income tax provision	45	64	108	117
Net income	$123	$116	$250	$253
Net income attributable to noncontrolling interest	—	—	—	—
Net income attributable to our common shareholder	$123	$116	$250	$253

Novelis Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in millions, except number of shares)

	September 30, 2019	March 31, 2019
ASSETS
Current assets
Cash and cash equivalents	$935	$950
Accounts receivable, net
— third parties (net of allowance for uncollectible accounts of $7 as of September 30, 2019 and March 31, 2019, respectively)	1,329	1,417
— related parties	159	164
Inventories	1,454	1,460
Prepaid expenses and other current assets	122	121
Fair value of derivative instruments	101	70
Assets held for sale	5	3
Total current assets	$4,105	$4,185
Property, plant and equipment, net	3,435	3,385
Goodwill	607	607
Intangible assets, net	323	351
Investment in and advances to non–consolidated affiliates	768	792
Deferred income tax assets	136	142
Other long–term assets	203	101
Total assets	$9,577	$9,563
LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities
Current portion of long–term debt	$19	$19
Short–term borrowings	14	39
Accounts payable
— third parties	1,827	1,986
— related parties	202	175
Fair value of derivative instruments	102	87
Accrued expenses and other current liabilities	532	616
Total current liabilities	$2,696	$2,922
Long–term debt, net of current portion	4,338	4,328
Deferred income tax liabilities	248	223
Accrued postretirement benefits	811	844
Other long–term liabilities	242	180
Total liabilities	$8,335	$8,497
Commitments and contingencies
Shareholder’s equity
Common stock, no par value; unlimited number of shares authorized; 1,000 shares issued and outstanding as of September 30, 2019 and March 31, 2019	—	—
Additional paid–in capital	1,404	1,404
Retained earnings	453	203
Accumulated other comprehensive income (loss)	(583)	(506)
Total equity of our common shareholder	$1,274	$1,101
Noncontrolling interest	(32)	(35)
Total equity	$1,242	$1,066
Total liabilities and equity	$9,577	$9,563

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in millions)

	Six Months Ended September 30,
	2019	2018
OPERATING ACTIVITIES
Net income	$250	$253
Adjustments to determine net cash provided by operating activities:
Depreciation and amortization	176	172
(Gain) loss on unrealized derivatives and other realized derivatives in investing activities, net	(21)	(8)
(Gain) loss on sale of assets	(2)	2
Impairment charges	11	—
Deferred income taxes, net	32	21
Equity in net (gain) loss of non-consolidated affiliates	—	(1)
Amortization of debt issuance costs and carrying value adjustments	9	9
Changes in operating assets and liabilities:
Accounts receivable	51	(70)
Inventories	(22)	(237)
Accounts payable	(57)	141
Other current assets	(4)	(49)
Other current liabilities	(94)	(20)
Other noncurrent assets	2	(10)
Other noncurrent liabilities	(34)	7
Net cash provided by (used in) operating activities	$297	$210
INVESTING ACTIVITIES
Capital expenditures	(300)	(114)
Acquisition of assets under a capital lease	—	(239)
Proceeds from sales of assets, third party, net of transaction fees and hedging	3	2
Proceeds from investment in and advances to non-consolidated affiliates, net	11	6
Proceeds (outflows) from the settlement of derivative instruments, net	3	(5)
Other	7	7
Net cash provided by (used in) investing activities	$(276)	$(343)
FINANCING ACTIVITIES
Proceeds from issuance of long-term and short-term borrowings	12	—
Principal payments of long-term and short-term borrowings	(11)	(40)
Revolving credit facilities and other, net	(23)	103
Debt issuance costs	(2)	(2)
Net cash provided by (used in) financing activities	$(24)	$61
Net increase (decrease) in cash, cash equivalents and restricted cash	(3)	(72)
Effect of exchange rate changes on cash	(11)	(19)
Cash, cash equivalents and restricted cash — beginning of period	960	932
Cash, cash equivalents and restricted cash — end of period	$946	$841

Cash and cash equivalents	$935	$829
Restricted cash (Included in "Other long-term assets")	11	12
Cash, cash equivalents and restricted cash — end of period	$946	$841

Reconciliation of Net income attributable to our common shareholder to Adjusted EBITDA (unaudited)
The following table reconciles Net income attributable to our common shareholder to Adjusted EBITDA, a non-GAAP financial measure.

(in millions)	Three Months Ended September 30,		Six Months Ended September 30,
	2019	2018	2019	2018
Net income attributable to our common shareholder	$123	$116	$250	$253
Income tax provision	45	64	108	117
Interest, net	58	66	120	129
Depreciation and amortization	88	86	176	172
EBITDA	$314	$332	$654	$671

Unrealized (gains) losses on change in fair value of derivative instruments, net	(3)	(1)	(9)	3
Realized (gains) losses on derivative instruments not included in segment income	1	(1)	3	(1)
Adjustment to reconcile proportional consolidation	14	15	29	31
(Gain) loss on sale of fixed assets	(1)	(1)	(2)	2
Restructuring and impairment, net	32	—	33	1
Metal price lag	5	(1)	7	(34)
Business acquisition and other integration related costs	12	8	29	10
Other, net	—	4	2	6
Adjusted EBITDA	$374	$355	$746	$689

Free Cash Flow (unaudited)
The following table presents “Free cash flow”.

(in millions)	Six Months Ended September 30,
	2019	2018
Net cash provided by (used in) operating activities	$297	$210
Net cash provided by (used in) investing activities	(276)	(343)
Plus: Cash used in the acquisition of assets under a capital lease	—	239
Less: Proceeds from sales of assets and business, net of transaction fees, cash income taxes and hedging	(3)	(2)
Free cash flow	$18	$104

Cash and Cash Equivalents and Total Liquidity (unaudited)
The following table reconciles the ending balances of cash and cash equivalents to total liquidity.

(in millions)	September 30, 2019	March 31, 2019
Cash and cash equivalents	$935	$950
Availability under committed credit facilities	875	897
Total liquidity	$1,810	$1,847

Reconciliation of Net income attributable to our common shareholder to Net income attributable to our common shareholder, excluding special items (unaudited)
The following table presents Net income attributable to our common shareholder excluding special items. We adjust for items which may recur in varying magnitude which affect the comparability of the operational results of our underlying business.

(in millions)	Three Months Ended September 30,		Six Months Ended September 30,
	2019	2018	2019	2018
Net income attributable to our common shareholder	$123	$116	$250	$253
Special Items:
Business acquisition and other integration related costs	12	8	29	10
Metal price lag	5	(1)	7	(34)
Restructuring and impairment, net	32	—	33	1
Tax effect on special items	(12)	(1)	(14)	7
Net income attributable to our common shareholder, excluding special items	$160	$122	$305	$237

Segment Information (unaudited)
The following table presents selected segment financial information (in millions, except shipments which are in kilotonnes).

Selected Operating Results Three Months Ended September 30, 2019	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$171	$60	$46	$97	$—	$374

Shipments (in kt)
Rolled products - third party	286	237	176	136	—	835
Rolled products - intersegment	—	8	1	5	(14)	—
Total rolled products	286	245	177	141	(14)	835

Selected Operating Results Three Months Ended September 30, 2018	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$151	$59	$47	$98	$—	$355

Shipments (in kt)
Rolled products - third party	295	222	165	125	—	807
Rolled products - intersegment	—	7	3	1	(11)	—
Total rolled products	295	229	168	126	(11)	807

Selected Operating Results Six Months Ended September 30, 2019	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$341	$113	$99	$193	$—	$746

Shipments (in kt)
Rolled products - third party	575	460	359	271	—	1,665
Rolled products - intersegment	—	19	2	9	(30)	—
Total rolled products	575	479	361	280	(30)	1,665

Selected Operating Results Six Months Ended September 30, 2018	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$270	$122	$102	$195	$—	$689

Shipments (in kt)
Rolled products - third party	569	450	338	247	—	1,604
Rolled products - intersegment	—	11	5	5	(21)	—
Total rolled products	569	461	343	252	(21)	1,604